UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 20, 2014

Catasys, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31932	88-0464853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11150 Santa Monica Boulevard, Suite 1500 Los Angeles, California	90025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (310) 444-4300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As set forth in the Information Statement on Schedule 14F-1 filed with the Securities and Exchange Commission on January 22, 2014 (the “14F Information Statement”), on the tenth day following the mailing of the 14F Information Statement (the “Board Reconstitution Date”), there will be a change in our board of directors. Jay Wolf, who served as our Lead Director, Kelly McCrann and Andrea Grubb Barthwell, M.D., who served as members or our Board of Directors, respectively, each tendered his or her resignation as a director, with the resignation of Mr. Wolf to be effective January 20th, 2014, and the resignations of Mr. McCrann and Ms. Grubb Barthwell to be effective on the Board Reconstitution Date. Effective on the Board Reconstitution Date, we have appointed David Smith, Marvin Ingelman, Minal Patel, MD, MPH, Richard Berman, and Steven Kriegsman as directors whose terms will expire in one year. It has not yet determined which committee’s each of the directors will sit on at this time. After the Board Reconstitution Date, the Board will consist of the individuals mentioned in the preceding sentence, along with existing directors, Richard A. Anderson and Terren S. Peizer.

Shamus, LLC, which David Smith is the beneficial owner of and who is also an affiliate of the Company, entered into security purchase agreements with the Company, relating to the sale and issuance of an aggregate of 1,187,783 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) and warrants to purchase an aggregate of 1,187,783 shares of Common Stock, at an exercise price of $0.58 per share, for aggregate gross proceeds of approximately $728,000 during 2013.

Although a majority of the Board of Directors will change on the Board Reconstitution Date, we do not consider this to be a change of control requiring disclosure under Item 5.01 of Form 8-K. For additional information regarding the new members of our Board of Directors, please see the 14F Information Statement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATASYS, INC.

Date: January 22, 2014	By:	/s/ SUSAN E. ETZEL
Susan E. Etzel
Chief Financial Officer